Exhibit 99.1

Orient Paper, Inc. Announces Unaudited Preliminary Financial Results for Fourth Quarter and Fiscal Year 2015

Company to Host Earnings Conference Call on Thursday, March 24, 2016, at 8:00 am ET

BAODING, China, March 4, 2016 /PRNewswire/ -- Orient Paper, Inc. (NYSE MKT: ONP) ("Orient Paper" or the "Company"), a leading manufacturer and distributor of diversified paper products in North China, today announced its unaudited preliminary results for the fourth quarter and the fiscal year ended December 31, 2015. The Company anticipates filing its 2015 annual report on Form 10-K with the Securities and Exchange Commission and releasing its earnings after the market closes on Wednesday, March 23, 2016. The Company will host a conference call to discuss its fourth quarter and fiscal year 2015 financial results at 8:00 am Eastern Time (5:00 am Pacific Time/ 8:00 pm Beijing Time) on Thursday, March 24, 2016.

Fourth Quarter and Fiscal Year 2015	Selected Financial Highlights (Unaudited and Preliminary)
	For the Three Months Ended			For the Twelve Months Ended
	December 31,			December 31,
	2015	2014	% Change	2015	2014	% Change
Revenue ($M)	$35.1	$32.7	7.4%	$135.3	$137.0	-1.3%

Sales volume (tonnes)
Regular Corrugating Medium Paper ("CMP")*	58,343	54,922	6.2%	224,302	236,906	-5.3%
Light-Weight CMP**	12,297	10,670	15.2%	43,920	28,226	55.6%
Tissue Paper Products	1,099	NA	NA	1,307	NA	NA
Offset Printing Paper	14,592	12,110	20.5%	53,137	54,774	-3.0%
Digital Photo Paper	77	13	501.1%	121	763	-84.1%

Average selling price ($/tonne)
Regular Corrugating Medium Paper ("CMP")*	$334	$370	-9.6%	$360	$363	-0.8%
Light-Weight CMP**	$343	$373	-8.1%	$367	$369	-0.5%
Tissue Paper Products	$1,313	NA	NA	$1,315	$0	NA
Offset Printing Paper	$668	$690	-3.2%	$684	$686	-0.3%
Digital Photo Paper	$2,582	$3,070	-15.9%	$3,107	$3,907	-20.5%

Gross profit ($M)	$6.0	$5.6	7.1%	$27.9	$22.8	22.3%
Net income ($M)	$2.2	$2.2	0.0%	$11.5	$11.7	-1.4%
Basic and Diluted earnings per share ($)	$0.11	$0.11	0.0%	$0.57	$0.61	-6.5%

* Products from PM6
** Products from the newly renovated PM1

Mr. Zhenyong Liu, Chairman and Chief Executive Officer of Orient Paper, commented, "In the fourth quarter, we had to suspend our production from December 14 to December 29, 2015, to comply with an anti-smog governmental mandate. Additionally, the rate of economic growth in China has continued to slow down. Despite these challenges, in the fourth quarter, our sales volumes for offset printing paper and light-weight CMP were up 20.5% and 15.2%, respectively. Also, our newly launched tissue paper packaging segment generated $1.4 million in sales in the fourth quarter, which was 4.1% of the total revenue. For the fourth quarter of fiscal year 2015, our revenue grew by 7.4% year-over-year, primarily attributable to an 11.2% growth in overall sales volume, partially offset by a 3.4% decrease in the overall average selling price. In 2016, China’s economic growth rate is expected to see a further slow-down. In addition, as the central government ramps up its anti-smog efforts in Beijing and the surrounding provinces, we may be subject to additional government mandated temporary production suspensions.”

Earnings Conference Call:

The Company’s management will host a conference call to discuss its fourth quarter and fiscal year 2015 financial results at 8:00 am US Eastern Time (5:00 am US Pacific Time/ 8:00 pm Beijing Time) on Thursday, March 24, 2015.

To attend the conference call, please dial-in using the information below. When prompted upon dialing-in, please provide the conference ID or ask for the "Orient Paper Fourth Quarter 2015 Earnings Conference Call."

Conference Call
Date:	Thursday, March 24, 2016
Time:	8:00 am ET
International Toll Free:	United States: +1-855-500-8701 Mainland China: 400-120-0654 Hong Kong: 800-906-606 International: +65-6713-5440
Conference ID:	63069503

This conference call will be broadcast live over the Internet, and can be accessed by all interested parties by clicking http://www.orientpaperinc.com/ or http://edge.media-server.com/m/p/v5hdx4gq. Please access the link at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software.

A playback will be available through April 8, 2016. To listen, please dial +1-855-452-5696 if calling from the United States, or +61-290-034-211 if calling internationally. Use the passcode 63069503 to access the replay.

About Orient Paper, Inc.

Orient Paper, Inc. ("Orient Paper") is a leading paper manufacturer in North China. Using recycled paper as its primary raw material (with the exception of its digital paper and tissue paper products), Orient Paper produces and distributes three categories of paper products: corrugating medium paper, offset printing paper, and other paper products, including digital photo paper and tissue paper products.

With production based in Baoding in North China's Hebei Province, Orient Paper is located strategically close to the Beijing and Tianjin region, home to a growing base of industrial and manufacturing activities and one of the largest markets for paper products consumption in the country.

Orient Paper's production facilities are controlled and operated by its wholly owned subsidiary Shengde Holdings Inc., which in turn controls and operates Baoding Shengde Paper Co., Ltd., and Hebei Baoding Orient Paper Milling Co., Ltd.

Founded in 1996, Orient Paper has been listed on the NYSE MKT under the ticker symbol "ONP" since December 2009. (For more information, please visit http://www.orientpaperinc.com)

Safe Harbor Statements

This press release may contain forward-looking statements. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated, including risks outlined in the Company's public filings with the Securities and Exchange Commission, including the Company's latest annual report on Form 10-K. All information provided in this press release speaks as of the date hereof. Except as otherwise required by law, the Company undertakes no obligation to update or revise its forward-looking statements.

For more information, please contact:

Company Contact:

Orient Paper, Inc.

Email: ir@orientpaperinc.com

Investor Relations:

Tina Xiao
Weitian Group LLC
Email: onp@weitian-ir.com

Phone: +1-917-609-0333

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